Prospectus Supplement No. 2 (to Prospectus dated April 5, 2018)	Filed Pursuant to 424(b)(3) Registration No. 333-224123

2,000,000 Shares

Common Shares

This prospectus supplement (“Prospectus Supplement No. 2”) updates and should be read in conjunction with the prospectus dated April 5, 2018 (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 2,000,000 common shares. We are not selling any common shares under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Current Reports dated June 18, 2018 and June 25, 2018

This Prospectus Supplement No. 2 incorporates into our Prospectus the information contained in our current reports on Form 8-K dated June 18, 2018 and June 25, 2018 (the “Form 8-Ks”). The Form 8-Ks, as filed, are set forth below.

The information contained in this Prospectus Supplement No. 2 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 2 is incorporated by reference into, and should be read in conjunction with, the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The Prospectus, together with this Prospectus Supplement No. 2 and any previously filed supplements to the Prospectus, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common shares are traded on the New York Stock Exchange under the symbol “BHVN.” The last reported sale price of our common shares on June 29, 2018 was $39.52 per share. You are urged to obtain current market quotations for the common shares.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves risks. Please see “Risk Factors” beginning on page 4 of the Prospectus and the Risk Factors identified in our Annual Report for the year ended December 31, 2017 and in our Quarterly Report for the quarter ended March 31, 2018 for a discussion of information that should be considered before making a decision to purchase our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

234 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices and zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

Funding Agreement

On June 18, 2018, pursuant to the Funding Agreement (the “Funding Agreement”) entered into on the same date by Biohaven Pharmaceutical Holding Company Ltd. (the “Company”) and RPI Finance Trust, a Delaware statutory trust (“RPI”), the Company issued to RPI the right to receive certain revenue participation payments, subject to certain reductions, based on the future net global sales of pharmaceutical products containing the compounds rimegepant or BHV-3500 and certain derivative compounds thereof (the “Products”), for each calendar quarter during the royalty term contemplated by the Funding Agreement (the “Revenue Participation Right”), in exchange for $100,000,000 in cash (the “Purchase Price”). Specifically, the participation rate commences at 2.10 percent on net global annual sales of up to and equal to $1.5 billion, declining to 1.50 percent on net global annual sales exceeding $1.5 billion.

In addition, until July 18, 2018, if the Company enters into a definitive agreement to consummate a change of control, the Company will have the option (the “Buy-Back Option”) to repurchase one hundred percent (100%) of the Revenue Participation Right from RPI for a purchase price of $155,000,000. The Company’s obligation to consummate the repurchase of the Revenue Participation Right following the exercise of the Buy-Back Option will be contingent upon the consummation of such change of control.

The Funding Agreement contains various representations and warranties, covenants, indemnification obligations and other provisions customary for transactions of this nature.

Purchase Agreement

On June 18, 2018, in connection with the Funding Agreement, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with RPI, pursuant to which the Company, in a private placement, agreed to issue and sell to RPI 1,111,111 common shares (the “Shares”), of no par value, of the Company, at a price of $45.00 per share for gross proceeds to the Company of $50,000,000.00 before deducting fees and expenses (the “Financing”).

The Purchase Agreement contains various representations and warranties, covenants, indemnification obligations and other provisions customary for transactions of this nature.  The closing of the Financing is subject to the receipt of legal opinions by each party, consummation of the transactions under the Funding Agreement, approval of a supplementary listing application by the New York Stock Exchange and other customary closing conditions.

The Shares were offered and will be issued and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth under Section 4(a)(2) of the Securities Act relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws. RPI represented that it is an accredited investor and that it is acquiring the Shares for investment purposes only and not with a view to any resale, distribution or other disposition of such securities in violation of the United States federal securities laws. Neither this Current Report on Form 8-K, nor the exhibit attached hereto is an offer to sell or the solicitation of an offer to buy the securities described herein.

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The Company expects to use the proceeds from the Purchase Price and Financing towards working capital and general corporate purposes, including the continued development and commercialization of its lead product candidate, rimegepant.

The foregoing descriptions of the Funding Agreement and the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Funding Agreement and the Purchase Agreement, which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q, requesting confidential treatment with respect to certain matters.

Item 3.02.                                        Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

Item 7.01.                                        Regulation FD Disclosure.

On June 18, 2018, the Company issued a press release announcing the sale of the Revenue Participation Right, the entry into the Purchase Agreement and the matters described in Item 1.01. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
99.1	Press Release, dated June 18, 2018.

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated June 18, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

Date: June 18, 2018	By:	/s/ Vlad Coric, M.D.
	Name:	Vlad Coric, M.D.
	Title:	Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

234 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices and zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.                                        Other Events.

On June 19, 2018, pursuant to the Common Stock Purchase Agreement (the “Purchase Agreement”), dated June 18, 2018, by and between Biohaven Pharmaceutical Holding Company Ltd. (the “Company”) and RPI Finance Trust, a Delaware statutory trust (“RPI”), the Company issued and sold, in a transaction exempt from registration under the Securities Act of 1933, 1,111,111 common shares, of no par value, of the Company (the “Shares”) to RPI.  RPI paid the Company $45.00 per Share for gross proceeds to the Company of $50,000,000.00 before deducting fees and expenses.

Please refer to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 19, 2018 for a summary of the Purchase Agreement.

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Item 9.01.                                        Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Funding Agreement, dated June 18, 2018, by and between Biohaven Pharmaceutical Holding Company Ltd. and RPI Finance Trust.

10.2	Common Stock Purchase Agreement, dated June 18, 2018, by and between Biohaven Pharmaceutical Holding Company Ltd. and RPI Finance Trust.

*  Pursuant to a request for confidential treatment, portions of this Exhibit have been redacted from the publicly filed document and have been furnished separately to the Securities and Exchange Commission as required by Rule 24b-2 under the Securities Exchange Act of 1934.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

Date: June 25, 2018	By:	/s/ Vlad Coric, M.D.
	Name:	Vlad Coric, M.D.
	Title:	Chief Executive Officer

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